Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Codexis, Inc. 2010 Equity Incentive Award Plan of our report dated April 2, 2013, with respect to the consolidated financial statements of Codexis, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

San Jose, California
March 12, 2014